Exhibit 10.14

SEVERANCE AGREEMENT

This Agreement is made as of the 8th day of November, 2000 between TANGRAM ENTERPRISE SOLUTIONS, INC., a Pennsylvania corporation (“Tangram”), and Ron Nabors (“Employee”) against the following background:

A. Employee is employed by Tangram as Senior Vice President, Worldwide Sales and Customer Care.

B. Employee possesses knowledge, experience and skill that Tangram believes are important for the future growth and success of Tangram.

C. The parties now wish to enter into this Severance Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the meanings assigned for purposes of this Agreement:

(a) “Cause” means (i) conviction in a court of law for any felony offense which was committed in connection with the Employee’s employment with Tangram or which materially and adversely affects the reputation or business activities of Tangram, (ii) willful misconduct which materially and adversely affects the reputation or business activities of Tangram and which continues after written notice by the Company to the Employee or (iii) the Employee’s continuing material refusal to perform his duties as an employee, after receiving written notice from the Board of Directors of Tangram stating with specificity the nature of such failure or such refusal and, if requested by the Employee within ten days thereafter, the Employee’s opportunity to appear before the Board of Directors to respond to such notice.

(b) “Termination of Employment” means (i) termination by Tangram of the employment of the Employee with Tangram for any reason other than death, physical or mental incapacity or Cause.

2. Termination of Employment. In the event of a Termination of Employment, Tangram shall, in addition to any amounts due for periods prior to the Termination of Employment:

(a) pay the Employee an amount equal to twelve (12) months of the Employee’s annual salary at the rate in effect as of the effective date of the Termination of Employment, payable in equal installments at such times as Tangram pays other senior executives; provided that if a reduction in salary serves as the basis for Termination of Employment, then such salary shall be the salary in effect prior to such reduction.

(b) pay the Employee a pro rata portion of the annual bonus and/or commission to which the Employee would otherwise, but for the Termination of Employment, have been entitled for the year in which the Termination of Employment occurred proportionate to the portion of the year the Employee was employed by Tangram prior to the Termination of Employment; and

(c) for a period of twelve (12) months following the Termination of Employment, continue or cause to be continued, at no cost to the Employee, medical care and life insurance benefits at least substantially the same as those furnished to the Employee by Tangram immediately prior to the Termination of Employment.

3. Agreement Not to Compete. In the event of a Termination of Employment, the Employee shall not, during a period of one year following his Termination of Employment, participate without the written consent of Tangram as an employee, officer, consultant, director, advisor or otherwise in the management or operation of any business enterprise that engages in direct competition with any business conducted by Tangram at the time of the Termination of Employment. The limitations of this paragraph shall not apply to the mere ownership of securities in any enterprise.

4. Confidentiality. The Employee agrees that during and after his employment with Tangram the Employee will not divulge or appropriate to the Employee’s own use or the use of others any secret or confidential information or knowledge pertaining to the business of Tangram obtained during the Employee’s employment by Tangram unless the information is first disclosed to him by a person not currently or previously associated with Tangram or becomes publicly known through no fault of the Employee.

5. Effect of Agreement. If the employment of the Employee by Tangram is terminated in a fashion that does not constitute a Termination of Employment, the Employee shall have no rights, benefits or obligations under this Agreement other than to comply with Section 4, provided, however, that this Agreement shall not limit any other rights or benefits to which he may be entitled as a result of the Employee’s termination.

6. Withholding of Taxes. Tangram may withhold from any payments under this Agreement all federal, state or local taxes as shall be required pursuant to any law, regulation or ruling.

7. Notices. Any notices or other communications under this Agreement shall be sufficient if in writing and delivered in person or sent by fax (with confirmation), reputable overnight delivery or registered or certified mail to the Employee at the last address the Employee has filed in writing with Tangram or, in the case of Tangram, at its principal executive offices.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understanding between the parties with respect to the subject matter hereof except as provided in the Change of Control Agreement and may only be changed by agreement in writing between the parties.

9. Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and successors and assigns of Tangram. Tangram shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Tangram, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Tangram would be required to perform it if no such succession had taken place.

10. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Sate of North Carolina.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Norman L. Phelps
Name: Title:	Norman L. Phelps President and CEO

/s/ Ron Nabors
Ron Nabors